Exhibit 99

Eaton Communications tel: + 1 (440) 523-5150 scottrschroeder@eaton.com

Date	October 19, 2015
For Release	Immediately
Contact	Scott Schroeder, Media Relations, +1 (440) 523-5150 Donald Bullock, Investor Relations, +1 (440) 523-5127

Eaton to Announce Third Quarter 2015 Earnings on October 30, 2015

Announces Lower Revenue for Third Quarter Than Had Been Expected

Revised Guidance Range of $0.95 to $1.00 for Third Quarter Operating Earnings Per Share

Operating Cash Flow Guidance Unchanged, Reflecting Record Third Quarter Cash Flow

Dublin, Ireland … Power management company Eaton (NYSE:ETN) will announce third quarter 2015 earnings on Friday, October 30, 2015, before the opening of the New York Stock Exchange. The company will host a conference call at 10 a.m. United States Eastern time that day to discuss third quarter 2015 earnings results with securities analysts and institutional investors.

The conference will be available through a live webcast that can be accessed via the Eaton Third Quarter 2015 Earnings Results link on Eaton’s home page, which is www.eaton.com. The call replay and news release will also be available from this web link.

As the company in mid-September had suggested might be the case, revenues for the third quarter came in below the revenue forecast that had been used to prepare third quarter guidance. In total, revenues were lower by approximately $300 million, of which the shortfall in organic revenues was $240 million. As a result of the lower revenue, operating earnings per share for the third quarter are expected to be between $0.95 and $1.00. In spite of the slightly lower than expected operating earnings per share, operating cash flow in the third quarter came in as expected, achieving a quarterly record. Accordingly, guidance for 2015 operating cash flow remains unchanged.

Eaton/Page 2

Eaton is a power management company with 2014 sales of $22.6 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 99,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

This news release contains forward-looking statements concerning estimated third quarter 2015 operating earnings per share. These statements are only estimates and should be used with caution. As the Company completes its quarter-end processes, actual results may differ from these estimates. This release also includes forecasted operating earnings per share, which is a non-GAAP financial measure. When compared to net income per ordinary share, this measure excludes the impact of approximately $0.01 per ordinary share of acquisition integration charges and transaction costs.

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